UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20548

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

NORTHTECH INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-8594354
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.)

6363 7th Ave So. #220, Seattle, WA	98108
(Address of principal executive offices)	(Zip Code)

(206) 632-2839
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:
_____________________

Copies to:

Thomas E. Puzzo, Esq
Law Offices of Thomas E. Puzzo, PLLC
4216 NE 70th St.
Seattle, Washington 98115
Phone: (206) 522-2256
Fax: (206) 260-0111

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock
(Title of Class)
_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [ x ]
(Do not check if a smaller reporting company)

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EXPLANATORY NOTE

You should rely only on the information contained in this registration statement or in a document referenced herein. We have not authorized anyone to provide you with any other information that is different. You should assume that the information contained in this registration statement is accurate only as of the date hereof except where a different specific date is set forth.

As used in this registration statement, unless the context otherwise requires, the terms “we,” “us,” “our,” “Northtech Industries,” “Northtech” or “the Company” refer to Northtech Industries, Inc., a Nevada corporation, and/or its wholly-owned subsidiary, Millwork Pro, Inc.

FORWARD-LOOKING STATEMENTS

Except for statements of historical fact, some information in this document contains “forward-looking statements” that involve substantial risks and uncertainties. You can identify these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would” or similar words. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able accurately to predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this registration statement because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses. The factors listed in the sections captioned “Risk Factors” and “Description of Business,” as well as other cautionary language in this registration statement and events in the future may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. The occurrence of any of the events described as risk factors or other future events could have a material adverse effect on our business, results of operations and financial position. Since our common stock is considered a “penny stock” we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this registration statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission (the “SEC”). You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.

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Item 1.	Business.

The Company

Northtech Industries, Inc., (“Northtech”), a Nevada corporation, is a holding company operating in the commercial and residential construction services industry. Its primary focus is to acquire existing operators in selective niches of the construction services industry, build economies of scale, and institute best practices to drive profits.

Northtech maintains its corporate headquarters at 6363 7th Ave So., #220, Seattle, Washington, 98108. The telephone number is (206) 632-2839.

Organizational Chart

History

Northtech Industries was formed in October, 2006. Its first acquisition was Millwork Pro, Inc., a millwork installation business, in October of 2006. The acquisition of Millwork Pro was accomplished by a cashless share exchange. A copy of the Share Exchange Agreement is attached as Exhibit 10.1. Pursuant to the terms of that Agreement Northtech issued 2,840,000 common shares to the shareholders of Millwork Pro in exchange for 100% of the outstanding shares. At the time of the acquisition, the shareholders of Millwork Pro were Loren Perrigo and Mark Jensen owning 60% and 40% of the issued and outstanding shares respectively. Mr. Perrigo received 1,704,000 common shares, and Mr. Jensen received 1,136,000 common shares completing the acquisition. Northtech Industries was represented by CEO Mark Jensen who was also a director of Millwork Pro at the time of the acquisition. Millwork Pro was represented by President Loren Perrigo who is also the president of PCS Millwork. There were no third parties involved in the negotiations and agreement nor were there any fees paid. Millwork Pro acquired the operations of a millwork installation division from PCS Millwork, Inc. The operations, which consisted of, contracts for future work, approximately 20 employees, tools, and a van that had been fully depreciated were given to Millwork Pro for no consideration. Given the nature of the share exchange Millwork Pro is not exposed to potential liabilities that may have existed prior to its beginning operations in October 2006. Millwork Pro is exposed to liabilities in the ordinary course of business, to date no third parties have made any claim against Millwork Pro or Northtech, nor is management aware of any potential liabilities.

On April 8, 2009 Northtech Industries merged with and into The Finish Company Painting and Carpentry, Inc., a Washington corporation with Millwork Pro, Inc. to create Millwork Pro, Inc., doing business as “The Finish Company” (“Millwork Pro DBA The Finish Company” or “The Finish Company”). The Finish Company had revenues of approximately $1.68 million in 2008. Michael Grabham held 900,000 shares of The Finish Company Painting and Carpentry, Inc. common stock. Michael Grabham received 4,320,000 shares of Class “A” Common Stock of Northtech Industries, Inc. Andy Sewrey held 100,000 shares of The Finish Company Painting and Carpentry, Inc. common stock.

Andy Sewrey received 480,000 shares of Class “A” Common Stock of Northtech Industries, Inc. The merger shares issuable to such The Finish Company Security Holders represented approximately 32.9% of the Northtech Industries’ Fully-Diluted Common Stock as at the effective time of the merger.

Company Overview

The Company’s business model is to acquire existing operators in selective niches of residential and commercial construction services. Management believes it has the experience and knowledge necessary to operate the acquired businesses efficiently and build a profitable and growing company. The Company’s first acquisition was in November of 2006 when it acquired a millwork division from PCS Millwork and incorporated it into Millwork Pro, Inc. In April of 2009 the Company merged The Finish Company, a Seattle-based contractor, with Millwork Pro.

Through the Company’s subsidiary, Millwork Pro DBA The Finish Company, 31 people are employed in production and management and as many as twenty carpenters are subcontracted. It typically operates fifteen to twenty jobsites on any given day. The Finish Company services single and multi-family homebuilders and commercial builders in key growth markets in the Pacific Northwest. It actively services thirty such customers. Marketing targets six hundred key companies in the Greater Seattle area. As the homebuilder market has slowed we have increased marketing efforts to the commercial builders. New projects in the commercial building sector have been completed.

Northtech plans for further acquisitions to launch the foundation of the Company and set a course for future growth. As of January, 2010 the Company has no acquisition targets and has not entered into any negotiations or letters of intent. We have identified potential target acquisitions, but have not yet performed any due diligence or begun negotiations. We have no immediate expansion plans beyond growing our current operations.

Services

Northtech Industries offers a diversified group of services reaching a broad market. We service both commercial and residential markets. We offer services for new construction, tenant improvements and remodeling. Our primary services are painting, tile installation, finish carpentry, millwork and doors

Painting

The Company’s primary service is residential and commercial painting. The Finish Company offers residential and commercial painting services for interior and exterior applications. Clients include new home builders, property managers, retailers, realtors, contractors, and homeowners. As a Residential Painting Specialist, the Company offers the following residential painting services: Interior Painting, Exterior Painting, Minor Repairs, Waterproofing, Popcorn Ceilings, Pressure Cleaning, Renovations, Touch-up, Expert Trim Detail and Color Consulting. As a Commercial Painting Specialist, the Company offers the following commercial painting services: Interior and exterior painting and staining, ceilings, walls, doors and floors, all forms of paint / stain grade trim and molding, wallpaper and other coverings, and installation of signs and fixtures.

There are several targeted locations for our painting services. We actively market to clients with the following property types:

  Commercial Property
  Office Buildings, Suites and Complexes
  Hospitals, Clinics, Medical Buildings and Laboratories
  City, State Government and Municipalities
  Retail Stores and Shopping Malls
  Hotels, Motels and Resorts
  Restaurants and Commercial Kitchens
  Health Clubs, Fitness and Day Spas
  Churches and Places of Worship
  Movie Theaters and Entertainment Complexes
  Schools, Colleges and Universities

  Heavy Commercial
  Industrial Buildings
  Homeowners

Carpentry

On a building‘s exterior, we complete the project’s requirements for wood siding, decorative finishes, window trims, and decks. For the interior, we perform custom cabinets, interior woodwork for baseboards, crown molding, custom doors, wood paneling, sloped ceiling inlays, ceiling medallions and windows.

Below is a list of some of the finish carpentry services we provide:

º Setting Cabinets	º Custom Entertainment Centers
º Staircase Installation	º Closet Shelving Installation
º Interior Door Hanging	º Custom Beam Work
º Interior Door Casing	º Window Seats
º Window Casing	º Toy Boxes
º Crown Molding	º Raised Panel Walls
º Chair Rails	º Custom Pillars or Posts
º Wainscotings	º Custom Bent Curved Hand railing
º Custom Mantles	º Bidding for New Home Plans

Tile

The Company specializes in all kinds of tile: large tiles or detailed mosaic tiles, slate, granite, porcelain and limestone. We install tile or stone for a huge building, or a new shower for your master bathroom. The company focuses on interior residential tiling in dining areas, kitchens, bedrooms and bathrooms. In outdoor areas we tile decks, patios, entertaining areas, around pools, driveways, front entrances, steps & pathways. For commercial or residential projects we provide natural and engineered stone countertops.

Millwork

We work for commercial general contractors, remodelers, single family and multi-family home builders to install cabinets, doors and mouldings as part of the building process. We install paint grade and stain grade. We offer a turnkey package where materials and installation services are included in one estimate.

Millwork installation services include:

  Interior doors
  Exterior doors
  Moldings
  Cabinets
  Stair systems
  Window trim

Market

Northtech Industries target market for acquisitions is companies in painting, carpentry, tile installation, flooring and millwork with $2 million to $5 million in revenue with a substantial customer base and good company stewardship. We estimate there are more than 20,000 target companies in the United States for consideration of acquisition. Our primary target market for acquisitions is the Greater Puget Sound region followed by Portland, Oregon and Sacramento, California. Ultimately we’d expand to regions in the Southwest, Midwest, Northeast and Southeast of the United States.

Our market for construction services include new home builders, property managers, commercial building owners, apartment buildings, mixed use buildings, retailers, contractors and homeowners. In every major city in the U.S. we estimate approximately 10,000 potential customers based on building type, size and need for our services.

Industry Overview

Construction, with 7.2 million wage and salary jobs and 1.8 million self-employed and unpaid family workers in 2008, was one of the Nation's largest industries. About 64 percent of wage and salary jobs in construction were in the specialty trade contractors sector, primarily plumbing, heating, and air-conditioning; electrical; and masonry. Around 23 percent of jobs were in residential and nonresidential building construction. The rest were in heavy and civil engineering construction. The construction industry has been strongly affected by the credit crisis and recession that began in December 2007. Housing prices fell and foreclosures of homes rose sharply, particularly in overbuilt areas of the country. New housing construction, while still ongoing, dropped significantly.

Customers

Our customers are homebuilders, contractors, property managers, apartment buildings and residential home owners. We have more than 30 customers who we work for on a repeat basis. We have a wide range of customers to offset the economic downturn in construction. Some of our commercial customers are: Charter Construction, Dwell Developments, Foster Penner, Great Northern, Howland Homes, Build Urban, Olive Tree Development, Tennyson / Kappler, and Touchstone Builders.

Employees

As of January, 2010 the Company’s subsidiary The Finish Company has 31 employees and utilizes as many as 20 subcontract workers. The employee base consists of Management (2), Sales (1), Administrative (2), Carpentry (6), Painting (17), and Tile (3). There are no collective bargaining arrangements and there have been no strikes. There are no supplemental benefits or incentive arrangement at this time. Employee growth is expected to increase through internal growth and in the event of an acquisition. Subject to the housing market and other factors outside of the control of the Company, within twelve months the number of employees is expected to double. The employee base will consist of Management (4), Sales (4), Administrative (3), Carpentry (8), Painting (21), and Tile (11). Northtech currently does not have any employees.

Major Market Participants

In the Greater Puget Sound region there are a few major market participants for each of our competitive categories. For painting the major participants are: Long Painting Company, Purcell P & C, R C Painting Inc, and Laitala Enterprises Corp. For Carpentry the major participants are: Ply Gem Pacific Windows Corp and Jorve Corp. For Tile the major participants are: Western Tile Company Inc and Fairweather Masonry Company.

Competition

Competition is based on price, quality and timeliness. The Company’s formula for pricing is (Job Labor) + (% of Overhead + % of Profit) = Sales Price. We strive to achieve a 20% - 25% gross margin on pricing. Prices using this formula are similar or slightly more than competitors. In regards to quality, we hire the best carpenters we can at a competitive price. We review procedures in advance of a job with all carpenters. After the installation procedure is completed we complete a job review and note all changes to be made to meet the builder’s specifications. To be timely, we have developed a scheduling program to track builder schedules and staffing. Builder schedules are often difficult to follow. Each builder provides us with building schedules, however, we’ve found we need to create our own internal production schedule, we can virtually guarantee we meet the builders schedule. Each competitive bid requires negotiation and often compromise. Bids typically average $25,000 per house. This package can include painting, interior and exterior doors, mouldings, cabinets, flooring and and/or stairs. As with installation, millwork products such as doors, base and casing are competitive by price. The Finish Company doesn’t generally sell materials. It provides installation services. However it often works together with a supplier to create a turnkey package where materials are packaged together with installation services.

The largest competitor is BMC West of Issaquah, WA. It is a division of the Building Maintenance and Holding Company (BMHC), a Fortune 500 company. We often bid directly against BMHC and are very competitive. We are competitive on price, product and service. Other competitors are private companies and financial information is not available.

Competitor List

Company	Location	Market Strength
Long Painting Company	Kent	Painting
Purcell P & C Llc	Seattle	Painting
R C Painting Inc	Woodinville	Painting
Laitala Enterprises Corp	Monroe	Painting
Vanderlip & Company Inc	Redmond	Painting
Lc Jergens Painting Co Inc	Seattle	Painting
Seattle Painting Specialists	Seattle	Painting
Falcon Construction	Bellevue	Millwork
Millwork Installation	Seattle	Millwork
Monroe Doors	Monroe	Millwork
Moulding Carpentry	Auburn	Millwork
Western Tile Company Inc	Seattle	Masonry
Fairweather Masonry Company	Bellevue	Masonry
Mutual Materials	Bellevue	Masonry
Sterling Construction Co Inc	Bothell	Masonry
J & S Masonry Inc	North Bend	Masonry

NOTE: Because this Registration Statement focuses primarily on details concerning the Company rather than the industry in which the Company operates or will operate, potential investors may wish to conduct their own separate investigation of the company's industry to obtain broader insight in assessing the Company's prospects.

Agreement to “Factor,” or sell and assign, Accounts Receivable

On October 28, 2008, Northtech’s wholly owned subsidiary, Millwork Pro dba The Finish Company, entered into a Factoring and Security Agreement with Associated Marketing Consultants, Inc. (“AMCI”), whereby Millwork Pro may obtain up to approximately $750,000 of short-term working capital by factoring, selling and assigning to certain accounts receivable at a discount below face value to AMCI. This agreement is material to the operation of Northtech’s business because we currently rely upon “factoring,” or selling and assigning, our accounts receivable to AMCI to have sufficient cash flow top operate our business. AMCI is not obligated to purchase any of our accounts receivable.

Industry Regulations

The Company is not subject to material regulations or specific licensing with employees except, as with all companies operating in Washington State, the Company is subject to regulations of Washington State Department of Labor and Industries. Labor and Industries covers employee safety, injury claims and insurance, wages, wage complaints and trades and licenses.

Item 1A.	Risk Factors.

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks:

Risks Relating to Our Business

As a result of the current economic recession, customer demand for home and commercial improvements and the availability of financing have significantly declined which adversely affects our business. A significant part of our business may rely on consumer demand for new homes and home improvement services and the availability of financing for homes and improvement projects. Demand for commercial construction services are also a significant portion of our business. The current declining economic environment, low levels of consumer confidence and the downward pressure on home prices have adversely affected demand for new homes and home improvement services. Further, recent disruptions in credit markets, characterized by the bankruptcy and failure of several financial institutions and severe limitations on credit availability, have limited the ability of consumers and businesses to finance new homes and home improvement services.

Although we believe the long-term outlook for the home and commercial improvement industry and our business is favorable, we cannot provide any assurances that current market conditions will not deteriorate further and we cannot predict the timing or strength of a recovery in the home improvement industry. Continued depressed activity levels in consumer spending for home improvement projects will continue to adversely affect our results of operations and our financial position.

To date the Company's operations have not been profitable. There can be no assurance that the Company will ever become profitable. The consolidated financial statements for the nine month year ended September 30, 2009 reflect a net loss of $214,465 (Year Ended December 31, 2008 and 2007 - $89,829 and $225,662 respectively). From the period of inception, being July 31, 2006, the consolidated financial statements reflect a net loss of $600,513 at September 30, 2009. If the Company does not become profitable or does not become profitable in a reasonable amount of time the Company will be unable to sustain its operations without seeking further debt or equity financing. There is no assurance that the Company will be able to borrow or to find further equity investment.

The Company’s liabilities are greater than its assets. While management believes that Company’s shortfall is seasonal and anticipates that it will become profitable and increase its assets there can be no assurance that the Company will ever earn enough to acquire assets greater than its liabilities. At September 30, 2009, the Company had assets totaling $419,245 (December 31, 2008 and 2007 - $118,551 and $18,875, respectively) and liabilities totaling $661,436 (December 31, 2008 and 2007 - $116,383 and $303,584, respectively) with a working capital deficiency of $242,191 (December 31, 2008 and 2007 - $(2,168) and $284,709, respectively).

The Company is dependent upon the business of its wholly owned subsidiary, Millwork Pro Inc. dba The Finish Company. The Company has no source of income other than the contracts and income generated by its subsidiary. Millwork Pro provides paint, tile, millwork installation, carpet installation services, and other custom millwork in residential homes. As such, Millwork Pro and the Company are dependent upon the cycles of home building and construction. If there is a decline in the amount of building in the areas where the Company operates or if the Company’s subsidiary is unable to generate sufficient business it is likely that the Company will be unable to continue its operations.

The Company is dependent upon the ability of its wholly owned subsidiary, Millwork Pro Inc. dba The Finish Company, to “Factor,” or sell and assign, accounts receivable, and if it is unable to do so, the operation of our business will be disrupted. On October 28, 2008, Northtech’s subsidiary, Millwork Pro dba The Finish Company, entered into a Factoring and Security Agreement with Associated Marketing Consultants, Inc. (“AMCI”), whereby Millwork Pro may obtain up to approximately $750,000 of short-term working capital by factoring, selling and assigning to certain accounts receivable at a discount below face value to AMCI. This agreement is material to the operation of Northtech’s business because we currently rely upon “factoring,” or selling and assigning, our accounts receivable to AMCI to have sufficient cash flow to operate our business. AMCI is not obligated to purchase any of our accounts receivable.

Accordingly, if AMCI decides not to purchase any of our accounts receivable, the operation of our business will be disrupted.

Future acquisitions of companies may disrupt our business or distract our management.
In addition to operating our painting, tile and carpentry business, we plan to acquire or make investments in complementary companies or businesses. We may not be able to acquire or manage additional businesses profitably or to successfully integrate any acquired businesses with our business. Businesses that we acquire may have liabilities that we underestimate or do not discover during our pre-acquisition investigations. Certain liabilities, even if we do not expressly assume them, may be imposed on us as the successor to the business. Further, each acquisition may involve other special risks that could cause the acquired businesses to fail to meet our expectations. For example:

  The acquired business may not achieve expected results;
  We may not be able to retain key personnel of the acquired businesses;
  We may incur substantial, unanticipated costs, delays or other operational or financial problems when we try to integrate businesses we acquire with our own;
  Our financial and managerial resources may be diverted from our core business;
  Our management may not be able to manage the combined entity effectively or to make acquisitions and grow out business internally at the same time;
  We may incur debt or issue equity securities to pay for any future acquisitions or investments, which could dilute the ownership interest of the existing stockholders in our company.

Integrating acquisitions may be time consuming and create costs that could reduce our net income and cash flows.
Part of our growth strategy includes pursuing acquisitions. Any integration process may be complex and time consuming, may be disruptive to the business and may cause interruptions of, or a distraction of management’s attention from the business as a result of a number of obstacles, including but not limited to:

  the loss of key customers of the acquired company;
  the incurrence of unexpected expenses and working capital requirements;
  a failure of our due diligence process to identify significant issues or contingencies;
  difficulties assimilating the operations and personnel of the acquired company;
  difficulties effectively integrating the acquired technologies with our current technologies;
  our inability to retain key personnel of acquired entities;
  failure to maintain the quality of customer service;
  our inability to achieve the financial and strategic goals for the acquired and combined businesses; and
  difficulty in maintaining internal controls, procedures and policies.

Any of the foregoing obstacles, or a combination of them, could increase selling, general, and administrative expenses in absolute terms and/or as a percentage of net sales, which in turn would negatively impact our net income and cash flows.

We have completed two acquisitions to date, our wholly owned subsidiary Millwork Pro, Inc. and the acquisition of The Finish Company in April of 2009. We may not be able to consummate acquisitions in the future on terms acceptable to us, or at all. In addition, future acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected in the historical financial statements of that company and the risk that those historical financial statements may be based on assumptions which are incorrect or inconsistent with our assumptions or approach to accounting policies. Any of these material obligations, liabilities or incorrect or inconsistent assumptions could adversely impact our results of operations.

Our industry is highly fragmented and competitive. If we are unable to compete effectively, our net sales and net income will be reduced. The residential constructions services and building products distribution industry is highly fragmented, extremely competitive, and the barriers to entry for local competitors are relatively low. We may not be able to compete successfully against other competitors, both large and small

Many of our current and potential competitors in the residential constructions services and building products distribution industry have substantial competitive advantages than we have, including:

  longer operating histories;
  significantly greater financial, technical and marketing resources;
  greater brand name recognition;
  better distribution channels;
  existing customer bases; and
  commercially accepted products.

Our competitors may be able to respond more quickly to new or emerging trends and changes in the building industry and devote greater resources to identify, develop and market new products, and distribute and sell their products than can we.

Our industry is highly dependant on market and economic conditions beyond our control.
Our business is dependant on demand for single-family homes which is influenced by changes in the overall condition of the U.S. economy both nationally and locally, including but not limited to; mortgage and other interest rates, job formation, consumer confidence, demographic trends, inflation, and building permit activity. Segments of the residential construction industry have experienced significant economic downturns characterized by decreased product demand, price erosion, work slowdowns and layoffs. Recent events in the capital markets resulting in an overall slowdown in the U.S. economy and a tightening of credit available to businesses and potential homeowners may have a serious negative effect on our business. Segments of the residential construction industry have experienced significant economic downturns characterized by decreased product demand, price erosion, work slowdowns and layoffs. The Company's operations may in the future, experience substantial fluctuations from period to period as a consequence of continued general economic conditions affecting the timing of orders from major customers and other factors affecting capital spending including the inability by our customers to obtain operating lines of credit. Therefore, a continued economic downturn would have a material adverse effect on the Company's business, operating results and financial condition.

Seasonal factors can reduce our revenues and net income.
Our home and commercial improvement business is subject to seasonal trends. Services generally decline in the winter months and expand in the summer months. The seasonal variations generally negatively impact first quarter revenues and net income. Extreme weather conditions in the markets we serve sometimes negatively impact our revenues and net income.

We have had negative cash flows from operations since inception. We will require additional financing, the availability of which cannot be assured. To date, we have had net negative cash flows from operations. Although we have had profitable months we will need to raise additional funds to support our planned growth and carry out our business plan. We may not be able to obtain additional equity or debt financing on acceptable terms as required. Even if financing is available, it may not be available on terms that are favourable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business plan and our growth strategies, respond to changing business or economic conditions, withstand adverse operating results, consummate desired acquisitions and compete effectively. Our ability to continue as a going concern prior to the generation of significant revenue is dependent upon obtaining additional financing for our planned operations. If we fail to generate enough working capital, either from future equity or debt sales or revenue from operations, our ability to expand and complete our business plan will be materially affected, and you may lose all or substantially all of your investment.

If we raise additional capital it could diminish the rights of existing stockholders and may reduce our net income. If we need additional capital, we may have to issue additional equity or debt securities. If we issue equity securities, the ownership percentage of our stockholders will be reduced. If we borrow money, we may incur significant interest charges which could reduce our net income. Holders of debt or preferred securities may have rights, preferences or privileges senior to those of existing holders of our common stock.

Our success will be largely dependent upon Michael Grabham, our President and CEO, and other key personnel.
Our success will be largely dependent upon the continued employment of Michael Grabham, our President and Chief Executive Officer, who has many years of experience as an executive officer of a company in this industry, and relationships essential to continuance of our business expansions and customer retentions. The loss of Mr. Grabham’s services could have a material adverse effect on the implementation of our business plan. If we lose the services of any of our key personnel, we would need to devote substantial resources to finding replacements, and until replacements were found, we would be operating without the skills or leadership of such personnel, any of which could have a significant adverse effect on our business. Although Mr. Grabham owns shares of our issued and outstanding Common Stock, it is possible that Mr. Grabham will terminate his employment with us. In addition, we do not presently maintain a life insurance policy for Mr. Grabham.

If we are unable to hire and retain key personnel, we may not be able to implement our plan of operation and our net revenues will be adversely affected.
Our success is dependent upon the availability of and our ability to attract, train and retain qualified individuals. Competition for employees is especially intense in both construction services and building products distribution. In markets with strong housing demand, we may experience shortages in qualified labor and key personnel, which may limit our ability to complete contracts as well as obtain additional contracts with builders. Changes to immigration policies could also limit the availability of qualified labor. We have been successful in recruiting and retaining qualified employees, however we cannot guarantee that we will continue to be successful in the future.

Fluctuations of costs of core materials could significantly impact our cost of operations and decrease net revenues.
Our operating results are affected by fluctuations in our costs and the availability of sourcing channels for materials. Prices of commodity wood products are subject to fluctuations arising from changes in domestic and international supply and demand, labor costs, competition, market speculation, government regulations and periodic delays in delivery. Rapid and significant changes in product prices may affect sales as well as margins due to a limited ability to pass on short-term price changes.

Home and business construction services are subject to warranty and construction defect claims in the ordinary course of business and furthermore we sometimes face liabilities when we act as a general contractor, and we are sometimes responsible for losses when we hire general contractors.
As a construction services company, we are subject to construction defect and home warranty claims arising in the ordinary course of our business. These claims are common in the construction industry and can be costly. Further, where we act as the general contractor, we are responsible for the performance of the entire contract, including work assigned to subcontractors. Claims may be asserted against us for construction defects, personal injury or property damage caused by the subcontractors, and if successful these claims give rise to liability. The cost of insuring against construction defect and product liability claims are high, and the amount of coverage offered by insurance companies is currently limited. There can be no assurance that this coverage will not be further restricted and become more costly. If we are not able to obtain adequate insurance against these claims, our business and results of operations will be adversely affected.

Our failure to comply with laws and regulations could significantly disrupt our business, increase our legal expenses and reduce our net income.
Our business activities and the activities of our sales representatives and sub contractors are subject to various federal and state laws and regulations and municipal ordinances relating to, among other things, in-home sales, general contractor licensing, permitting and zoning regulations. Violations of any of these or other laws and regulations could result in suspension or revocation of our license to do business in a state, monetary fines, public relations problems or increased regulatory scrutiny and cause us to incur significant legal and other expenses, which could reduce our net income.

Increased insurance risk adversely affects our business.
We are confronting reduced insurance capacity, and generally lower limits for insurance against some of the risks associated with our business. Some of the actions that have been or could be taken by insurance companies include: increasing insurance premiums; requiring higher self-insured retention and deductibles; requiring collateral on surety bonds; imposing additional exclusions, such as with respect to sabotage and terrorism; and refusing to underwrite certain risks and classes of business. The imposition of any of the preceding actions has and will continue to adversely affect our ability to obtain appropriate insurance coverage at reasonable costs.

Risks Relating to Our Common Stock

Trading of our stock may be restricted by the Securities Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock.
The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these r33ules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

There is no public market or trading market for the securities of the issuer.
There is no public market for the issuer's securities. Accordingly it may be difficult or impossible for investors to sell their shares.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.
In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (”FINRA”) has adopted rules that require when recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our common stock is illiquid and the price of our common stock may be negatively impacted by factors which are unrelated to our operations.
Prior to Registration Statement, there has been no public market for the Company's securities, and there can be no assurance that an active trading market will develop after this filing or, if developed, that it will be sustained. The initial offering price of the Shares has been determined arbitrarily, with no consideration being given to the current status of the Company's business, the value of its properties, its financial condition, its present and prospective operations, the general status of the securities market and the market conditions for new offerings of securities. The pricing bears no relationship to the assets, net worth, book value, recent sales, price of shares issued to principal shareholders or any other ordinary criteria of value.

Some provisions of our Articles of Incorporation and Bylaws may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price.

Some of the provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares possibly at a premium over the then market price.

For example: the holder(s) of our Class B Common Stock have superior voting rights in relation the Class A Common Stock being sold in this offering. The disproportionate voting power to the holders of our Class B Stock gives holders of Class B Common Stock 100 votes for each share as opposed to the one vote per share attached to Class A Common Stock. Currently the only holders of Class B Common Stock are Mark Jensen and Loren Perrigio. There are 50 million votes attached to the issued and outstanding shares of Class B Common Stock and an additional 14.1 million votes are assigned to the issued and outstanding shares of Class A Common Stock controlled by management insiders.

The stock with superior voting rights, could delay or inhibit the removal of incumbent directors and could delay, defer, make more difficult, or prevent a merger, tender offer or proxy content, or any change in control involving the Issuer, as well as the removal of management, even if such events would be beneficial to the interests of the issuer’s shareholders, and might limit the price certain investors are willing to pay in the future for shares of Common Stock. The issuance of any additional Class B Common Stock, could diminish the rights of holders of Class A Common Stock, and therefore could reduce the value of Class A Common Stock.

In addition, specific rights granted to future holders of preferred stock if issued by the Board of Directors could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue Preferred Stock could make it more difficult, delay, discourage, prevent, or make it more costly to acquire or effect a change in control, thereby preserving the current stockholders’ control.

NOTE: IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS REGISTRATION STATEMENT POTENTIAL INVESTORS SHOULD KEEP IN MIND OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

Item 2.	Financial Information.

Our Financial Condition

Nine Month Year Ended September 30, 2009, December 31, 2008 and 2007

The following discussion and analysis should be read in conjunction with the Company’s audited consolidated financial statements and related notes included at the end of this Registration Statement. The statements contained in this report that are not historical in nature, particularly those that utilize terminology such as “may”, “will”, “should”, “expects”, “anticipates”, “estimates”, “believes”, or “plans” or comparable terminology are forward looking based on current expectations and assumptions.

Various risks and uncertainties could cause actual results to differ materially from those expressed in forward looking statements. Factors that could cause actual results to differ from expectations include, but are not limited to, those set forth under the section “Risk Factors” in this Registration Statement.

	Year Ended	Year Ended	Year Ended
	September 30,	December 31,	December 31,
	2009	2008	2007
Revenues	$2,073,755	$1,141,286	$1,436,471

Cost of Revenues Earned
Direct Labor	744,530	378,486	526,995
Subcontractors	496,310	483,018	621,701
Tools & Materials	489,501	26,748	33,490
Equipment Rental	10,055	-	-
Other	30,992	37,037	32,210

Total Costs of Revenue	1,771,388	925,289	1,214,397

Gross Profit	302,367	215,997	222,074

General and Administrative Expenses
Wages & Benefits	263,938	153,237	264,797
Travel & Entertainment	6,345	958	1,526
Consultants	46,416	81,073	99,289
Office & Equipment	32,783	16,653	18,685
Insurance Expense	32,569	26,549	42,324
Marketing	15,756	18,684	9,676
Finance Fees & Interest Expense	65,976	2,939	4,268
Other Expense	53,049	5,832	7,173

Total General & Administrative Expenses	516,832	305,926	447,736

Net Income (Loss)	$(214,465)	$(89,929)	$(225,662)

Revenues

The Company’s revenues for the years ended December 31, 2008 and 2007 were derived entirely from installing millwork products for single and multi family residential home builders through the operations of its subsidiary, Millwork Pro Inc. In April of 2009, following the merger of the Finish Company with and into Millwork Pro, the Company expanded its services to include paint, tile, carpentry and the installation of millwork. Revenues earned in the year ended September 30, 2009 reflect income earned from these services. For the year ended September 30, 2009, the Company recognized revenues of $2,073,755 (December 31, 2008 and 2007 - $1,141,286 and $1,436,471, respectively). Installation services represent approximately 44.29% of revenues, paint services represent 42.5%, and tile services represent 12.28% . Revenue in 2009 from installation services totaled $918,420 ($1,141,286 and 1,436,471 – December 31, 2008 and 2007 respectively). Millwork installation revenue has decreased due to fewer housing starts in the depressed economy. We are replacing the lower revenue by expanding services we offer. With the acquisition of The Finish Company we added painting and tiling to our service offering. We are able to offer one customer more services and increase our revenue opportunity. Moving forward our plan is to focus on residential and commercial painting because it offers greater margin opportunities. We will seek to increase our product and service offerings through acquisitions. Counter tops, flooring, windows and roofing are other areas we may add to the product offering.

Cost of Revenues Earned

Costs of Revenues Earned, as reflected in the Company’s statement of operations, consists of direct labor costs, subcontractors, tools and materials, equipment rental and other expenses. As a percentage of total revenue, our gross profit for the year ended September 30, 2009 was 14.6% as compared to 18.9% and 15.5% for the years ended December 31, 2008 and 2007 respectively. We intend to achieve a goal of between 20% to 24% margins within the fiscal year 2010. We intend to achieve this by targeting higher margin opportunities such as residential and commercial painting. Painting projects can reach 40% gross margin and we don’t have as much competition. Another high margin opportunity is residential remodels. We are implementing improved management programs to reduce labor costs. We will be using new software to manage the labor hours. Our highest project cost is labor. By managing hours better and reducing labor costs we improve our gross margin. We intend to create a retail location that will allow us to purchase many of our materials direct from distributors. This move will allow us to save an additional 15-20% on materials we are currently purchasing. We are expanding our Internet marketing to get higher-margin clients. Our Internet marketing tends to create sales cycles that have higher margins. People who contact us by the Internet don’t tend to shop for competitive bids as much. We aren’t competing for the project with many contractors so we don’t have to decrease our margins to win the business.

During the year ended September 30, 2009 we have seen large increases in direct labor and tools and materials costs. These increases are largely due to the acquisition of The Finish Company which increased our base installation business and number of employees. In addition, the expansion of our core services to include paint and tile require an increase in expenditures relating to tools and materials required to complete the jobs.

Other Expenses shown on the Company’s income statement relating to costs of revenue consist of the following items:

	Year Ended	Year Ended	Year Ended
	September 30,	December 31,	December 31,
	2009	2008	2007
Cost of Revenue
Other
Discounts	(3)	-	-
Travel & Entertainment	21,778	37,037	32,210
Delivery Charges	908	-	-
Back Charges	2,260	-	-
Hazmat	3,518	-	-
Dump Expenses	2,531	-	-
Total Other	30,992	37,037	32,210

General and Administrative Expenses

General and Administrative expenses, as reflected in the Company’s statement of operations, consists of Wages and Benefits, Travel and Entertainment, Consultants, Office and Equipment, Insurance, Marketing, Finance Fees and Interest Expense, and Other Expenses. As a percentage of revenue for the year ended September 30, 2009 these expenses reflect 24.9% (December 31, 2008 and 2007 – 26.80% and 31.17% respectively).

Wages and Benefits: These costs have increased in the year ended September 30, 2009 due to an increase in employees pursuant to the acquisition of The Finish Company.

Consultant Fees: The Company has been able to decrease its expenses relating to accounting and legal consultants by managing a larger portion of these requirements in house.

Finance Fees and Interest Expense: The increase in Finance Fees and Interest expenses is related to a factoring and security agreement entered into by the Company and with Associated Marketing Consultants Inc. d/b/a AMCI Finance. The Company obtains short-term working capital by factoring, selling, and assigning to AMCI acceptable accounts receivable at a 2% discount below face value. The Company entered into a loan agreement with Bay Bank for a $134,000 credit facility agreement with an interest rate of 4.75% plus prime. On September 30, 2009 the outstanding amount of this loan was $125,364.

Other Expenses shown on the Company’s income statement relating to General and Administrative Expenses consist of the following items:

	Year Ended	Year Ended	Year Ended
	September 30,	December 31,	December 31,
	2009	2008	2007
General and Administrative Expenses
Other
Bad Debt	35,527	-	-
B&O Taxes	17,522	5,832	7,173
Total Other	53,049	5,832	7,173

Bad Debt: At the beginning of the period the Company wrote off some accounts that were deemed uncollectable. Typically our ability to collect on outstanding accounts is very high and the necessity to write off bad debt is not common.

Net Loss

For the year ended September 30, 2009, the Company recognized a net loss of $214,465 compared to a net loss for the year ended December 31, 2008 and 2007 of $89,929 and $225,662, respectively. Management has been working diligently to implement and develop procedures and processes to streamline the business operations, increase the efficiency of our bidding process, effect scalability, control labor costs, and our ability to better predict market conditions. Our ability to provide efficient bids to potential customers and control labor costs have directly contributed to the decrease in losses.

Critical Accounting Policies and Estimates

Basis of Consolidation
The consolidated financial statements include the account of Northtech Industries, Inc. and its wholly-owned subsidiary, Millwork Pro, Inc., DBA The Finish Company. All material intercompany transactions between the Company and its Subsidiary have been eliminated in consolidation.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable
Certain accounts receivable were factored with recourse as of September 30, 2009. Accounts receivable were recorded net of an allowance for doubtful accounts for the years ended September 30, 2009, December 31, 2008 and 2007. All accounts were considered fully collectible, therefore, no allowance was established as of September 30, 2009, December 31, 2008 and 2007, respectively. If amounts become uncollectible, they will be charged to operations when that determination is made.

Advertising
The Company expenses advertising costs as they are incurred. Advertising expense for the years ended September 30, 2009, December 31, 2008 and 2007 was $15,756, $18,684 and $ 9,676, respectively.

Revenue Recognition
The Company recognizes revenues on the completed-contract method. The completed-contract method is used because the typical contract is completed in one month or less, and financial position and results of operations do not vary significantly from those that would result using the percentage-of-completion method. A contract is considered substantially complete at the time of departure from the job site.

Concentrations of Credit Risk
Millwork Pro had one major customer, PCS Millwork, from whom 34% and 60% of revenues were earned for the years ended December 31, 2008 and 2007. The Company was contractually obligated to service the clients of PCS Millwork. All customers were billed through a billing arrangement with PCS Millwork through September 2008. PCS Millwork was owned 100% by a shareholder of the Company. PCS Millwork ceased operation in December 2008. The Finish Company had one major customer, Charter Construction, from whom 13% of revenues were earned for the period ended September 30, 2009.

Stock Based Compensation
The Company uses the fair value based method of accounting prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, for its non-employee stock compensation plan. Under Statement No. 123, compensation expense is determined based on the fair value of the services received.

Vehicles and Equipment
Vehicles and equipment are stated at cost. Gains or losses on dispositions of equipment are included in operation in the year of disposal

Depreciation
Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Item 3.	Properties.

The Company does not own any real estate, plant, equipment or patents at this time. The Company has no plans to acquire property in the immediate future. Northtech subleases an office space and maintains its corporate office at 6363 7th Ave So. #220, Seattle, Washington 98108. The monthly rental fee is $550. The rental of the office space commenced April 27, 2009 and expires at midnight on April 26, 2010. Sales and office support staff work out of this office facility while the installation crew works on customer job sites.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding the beneficial ownership of the 15,578,500 fully diluted Class A Common Stock as of February 5, 2010. Information is provided for the following:

1.	Each person who is known to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of Class A Common Stock;
2.	Each of our Directors and Executive Officers; and
3.	All of our Directors and Officers as a group.

Title	Name and Address	Amount and	Percentage
of Class	of Beneficial Owner	Nature of	of Class(2)
		Beneficial Ownership

Class B Common Stock	Mark Jensen 10915 NE 133rd Street Kirkland, WA 98034	400,000(1)	2.6%

Class A Common Stock	Mark Jensen 10915 NE 133rd Street Kirkland, WA 98034	5,478,000	35.2%

Class B Common Stock	Loren Perrigo 18715 141st Avenue NE Woodinville, WA 98072	100,000(1)	0.64%

Class A Common Stock	Loren Perrigo 18715 141st Avenue NE Woodinville, WA 98072	1,704,000	10.9%

Class A Common Stock	Michael Grabham 337 25th Avenue E Seattle, WA 98112	5,478,000	35.2%

Class A Common Stock	Tim Flannigan 18715 141st Avenue NE Woodinville, WA 98072	375,000	2.4%

Class A Common Stock	Jessica Thibert 5438 198th Street, #408 Langley, BC V3A 1G2	575,000	3.7%

Total Directors and Officers as a Group		14,110,000	90.5%

(1)

Each share of Class B Common Stock shall be convertible into one fully paid and non-assessable share of Class A Common Stock at the option of the holder thereof at any time, or automatically upon any sale or transfer.

(2)	All percentages are calculated on a fully diluted basis. The Company has total issued and outstanding shares of 15,078,500 (15,578,500 – fully diluted).

Item 5.	Directors and Executive Officers

Name	Age	Position
Michael Grabham	47	Chief Executive Officer, and Director
Mark Jensen	48	Chairman of the Board, and Director
Jessica Thibert	30	Corporate Secretary
Loren Perrigo	51	Director
Tim Flannigan	47	Director

Michael Grabham, Age 47, - Chief Executive Officer, and Director

Mr. Grabham has started three companies over the past 18 years. His first company was started at age 28 and was sold three years later after more the tripling the annual revenues. He has lead several companies from a regional telecommunications company ($14M annual sales) to a software assessment company (start up). As a leader in the sales, business development and marketing his roles have enabled him to be a driving force in revenue generation and his relationship with customers has provided a strong foundation for growth. He focuses on building quality process to ensure clear communication and scalability for growth. He has managed administrative, engineering and sales staffs throughout his career. His latest company was a general contracting construction company that was recognized as the 33rd fastest growing company in 2007. He received his MBA from Seattle University and has an undergraduate degree in Mathematics.

Mark Jensen, Age 48, - Chairman of the Board, and Director

Mr. Jensen has consulted with more than 300 companies in the past 17 years as a marketing consultant. Since 2000 he has owned and operated his own marketing consulting firm in Seattle – DVRC, Inc. He has provided marketing consulting services to many companies in the Seattle area. His responsibilities are the design and implementation of the client’s sales funnel. This includes designing and implementing lead generation and sales systems. As a consultant he primarily works with one key senior executive who in turn works with employees directly. He primarily works with firms from 10 to 100 employees although has worked with larger customers. His largest customer was 7-Eleven Canada. He is also a founder and CEO of MGN Technologies, Inc., a Vancouver, BC based company since December of 2005 to current. It is a software developer and Internet marketing firm. He provides senior management, strategy and business development activities.

Jessica Thibert, Age 30, - Corporate Secretary and Director of Administration

Ms. Thibert has been involved in the public company sector for five years and has held the office of corporate secretary for several Toronto Stock Exchange (TSX) and Over the Counter Bulletin Board (OTC:BB) companies. Ms. Thibert worked for ACS Management Group Inc. from August 2002 through May 2006, where she was responsible for corporate and regulatory compliance for over a dozen publicly traded companies. She has a strong paralegal and business administration background and is responsible for coordinating and overseeing all regulatory reporting obligations and corporate administrative functions.

Loren Perrigo, Age 51, – Director

Loren Perrigo has been in the door and millwork industry for approximately 30 years. He owned and operated PCS Millwork in Woodinville, WA for fifteen years. PCS Millwork grew to become one of the largest millwork businesses in the State of Washington before being sold in 2008. Mr. Perrigo is currently employed by RTS Lumber in Woodinville, WA. He is also the founder of the DOCS Foundation raising money and awareness for diabetes.

Tim Flannigan, Age 47, – Director

Tim Flannigan has been in the millwork industry for twenty years. Mr. Flannigan was the General Manager of PCS Millwork for fifteen years. He managed production, accounting, finance, and information systems. He has an accounting degree and is a business operations specialist.

Item 6.	Executive Compensation

The following table sets forth the cash compensation paid to our officers and directors for services rendered, and to be rendered.

Summary Compensation Table
Name and Principal Position	Year (1)	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Michael Grabham(3) CEO, Director	2009 2008 2007	46,000 Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	46,000 Nil Nil
Mark Jensen(2) Former CEO, Chairman, Director	2009 2008 2007	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Jessica Thibert Secretary	2009 2008 2007	17,500 52,500 60,000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	17,500 52,500 60,000

(1)	The fiscal year 2009 represents the nine month period from January 1, 2009 to September 30, 2009.
(2)	Mark Jensen was the CEO of Northtech from inception to April 2009.
(3)	Michael Grabham has been the CEO since April 2009 to current.

Compensation Committee

We have not formed an independent compensation committee.

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

Director Independence

Our board of directors is currently composed of four members, none of whom qualify as independent directors in accordance with the published listing requirements of The NASDAQ Global Market, or NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Item 8.	Legal Proceedings.

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. Our operations are subject to federal, state and local laws and regulations. Currently, we are not involved, or the subject of, any pending or existing litigation.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

There is no public market for our common stock, and no assurance can be given that a market will develop or that any stockholder will be able to liquidate his investment without considerable delay, if at all. If a market should develop, the price may be highly volatile. In addition, an active public market for our common stock may not develop or be sustained. For additional information, see “Risk Factors” above.

Holders:

As of the date of this report, we have forty one (41) registered shareholders owning a total of 15,578,500 Class A Common Shares on a fully diluted basis.

Dividends:

None.

Securities Authorized For Issuance Under Equity Compensation Plans:

None.

Item 10.	Recent Sales of Unregistered Securities.

We have sold unregistered securities to the following accredited investors and/or related parties as of February 5, 2010:

Date of Sale	Purchaser Name	Price ($)	Security	# of Shares Sold
October 30, 2006	Mark Jensen	$0.01	Class B Common	400,000(1)
December 31, 2006	Loren Perrigo	$0.01	Class B Common	100,000(1)

October 23, 2006	Mark Jensen	$0.070	Class A Common	1,136,000(2)
October 23, 2006	Loren Perrigo	$0.070	Class A Common	1,704,000(2)
December 15, 2006	Mark Jensen	$0.001	Class A Common	5,660,000(1)
December 15, 2006	Tim Flannigan	$0.001	Class A Common	375,000(1)
December 15, 2006	Jessica Thibert	$0.001	Class A Common	375,000(1)
April 14, 2009	Michael Grabham	$0.10	Class A Common	4,410,000(3)
April 14, 2009	Andy Sewrey	$0.10	Class A Common	490,000(3)
September 19, 2009	Kim Rachmeler	$0.10	Class A Common	50,000(4)
November 19, 2009	Larry Gildersleeve	$0.10	Class A Common	200,000(4)
November 24, 2009	Dave Jones	$0.10	Class A Common	75,000(4)
January 5, 2010	Debra & Elbridge Stuart	$0.10	Class A Common	400,000(4)
January 10, 2010	Jason Cascio	$0.10	Class A Common	1,000(4)
January 10, 2010	Bradley Wolf	$0.10	Class A Common	1,000(4)
January 11, 2010	Dwight Jacobson	$0.10	Class A Common	1,000(4)
January 12, 2010	Patrick Town	$0.10	Class A Common	1,000(4)
January 15, 2010	Paul Hamilton	$0.10	Class A Common	1,000(4)
January 20, 2010	Timothy Mitchell	$0.10	Class A Common	1,000(4)
January 20, 2010	Tracey Mitchell	$0.10	Class A Common	1,000(4)
January 20, 2010	Scott Graebke	$0.10	Class A Common	2,000(4)
January 22, 2010	Shannon Roberts	$0.10	Class A Common	1,000(4)
January 23, 2010	Chul Lee	$0.10	Class A Common	10,000(4)
January 26, 2010	Jason Clementz	$0.10	Class A Common	1,000(4)
January 27, 2010	Laura Sewrey	$0.10	Class A Common	1,000(4)
January 27, 2010	Casey Berg	$0.10	Class A Common	1,000(4)
January 28, 2010	Kathy Slott	$0.10	Class A Common	1,000(4)
January 29, 2010	Sandra Green	$0.10	Class A Common	1,000(4)
January 29, 2010	Robert Green	$0.10	Class A Common	1,000(4)
January 31, 2010	Marci Pliskin	$0.10	Class A Common	1,500(4)
January 31, 2010	Renee Russak	$0.10	Class A Common	1,500(4)
January 31, 2010	Kim Walts	$0.10	Class A Common	1,500(4)
February 2, 2010	John Huntley	$0.10	Class A Common	1,000(4)
February 2, 2010	Kim Rachmeler	$0.10	Class A Common	50,000(4)
February 3, 2010	Patricia Dunn	$0.10	Class A Common	1,000(4)
February 3, 2010	Kevin Mansel	$0.10	Class A Common	10,000(4)
February 4, 2010	Bryan Vukelich	$0.10	Class A Common	100,000(4)
February 5, 2010	Shannon Farmer	$0.10	Class A Common	1,000(4)
February 5, 2010	Douglas Schmidt	$0.10	Class A Common	1,000(4)
February 5, 2010	Bradley Smith	$0.10	Class A Common	1,000(4)
February 5, 2010	Matt Bird	$0.10	Class A Common	1,000(4)
February 5, 2010	Bret Howlett	$0.10	Class A Common	1,000(4)
February 5, 2010	Robert Van Sleet	$0.10	Class A Common	1,000(4)
February 5, 2010	Jerry Wilkoff	$0.10	Class A Common	5,000(4)

(1)	Issued in exchange for services rendered.
(2)	Issued pursuant to the Share Exchange Agreement dated December 31, 2006 in connection with the acquisition of Millwork Pro, Inc.
(3)	Issued pursuant to the Share Exchange Agreement dated April 8, 2009 in connection with the acquisition of The Finish Company.
(4)	Issued pursuant to investment under Form 1/A of Regulation A.

Item 11.	Description of Registrant’s Securities to be Registered.

The following description of our capital stock is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, and by the applicable provisions of Nevada state law.

Common Stock

Our authorized capital stock consists of 100,000,000 shares of stock consisting of (i) 85,000,000 shares of common stock, $0.001 par value per share (the “Class A Common Stock”) of which 15,078,500 shares are issued and outstanding as of February 5, 2010, (ii) 5,000,000 shares of common stock, $0.001 par value per share (the “Class B Common Stock”) of which 500,000 shares have been issued, (iii) 5,000,000 shares of preferred stock, $0.001 par value per share (the “Class A Preferred Stock”) of which no shares have been issued, and (iv) 5,000,000 shares of preferred stock, $0.001 par value per share (the “Class B Preferred Stock”) of which no shares have been issued. Stockholders do not have any preemptive or subscription rights to purchase shares in any future issuance of our common stock.

Dividend Policy

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors. We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds for use in our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made by the discretion of our Board of Directors and will depend on a number of factors, including the future earnings, capital requirements, financial condition and future prospects and such other factors as our Board of Directors may deem relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Voting Rights

Holders of Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company. Holders of Class B Common Stock are entitled to one hundred (100) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote for the consent of the stockholders of the Company. Except as otherwise provided by our Bylaws or by the General Corporation Law of the State of Nevada, holders of Class A Common Stock and the holders of Class B Common Stock shall at all times vote on all matter (including the election of directors) together as one class.

Conversion

Each share of Class B Common Stock shall be convertible into one fully paid and non-assessable share of Class A Common Stock at the option of the holder thereof at any time. Each share of Class B Common Stock shall automatically be converted into one fully paid and non-assessable share of Class A Common Stock upon any sale, pledge, conveyance, hypothecation, assignment or other transfer by the initial registered holder thereof.

Liquidation Rights

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion or exchange rights.

Preferred Stock

The Board of Directors is authorized, without further shareholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and the Board of Directors may fix the rights, preferences and designations thereof. At this time the Company has no issued classes of Preferred Stock outstanding.

Item 12.	Indemnification of Directors and Officers.

Nevada Statutes

Section 78.7502 of the Nevada Revised Statutes, as amended, provides for the indemnification of the Company’s officers, directors, employees and agents under certain circumstances as follows:

     “1.      A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	Is not liable pursuant to NRS 78.138; or
(b)

Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2.      A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	Is not liable pursuant to NRS 78.138; or
(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3.      To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

     Section 78.751 of the Nevada Revised Statutes describes the authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses as follows:

     “1.      Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;
(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2.      The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3.      The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

               (a)      Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.”

Item 13.	Financial Statements and Supplementary Data.

Please see our financial statements attached to the end of this Registration Statement.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.	Financial Statements and Exhibits.

a.	We have included the following financial statements and notes with this Registration Statement:

	1.	Audited Annual Financial Statements for the nine month year ended September 30, 2009, December 31, 2008 and 2007.

b.	Exhibits

Exhibit No.	Exhibit

2.1	Agreement (regarding share exchange), dated October 23, 2006, by and between Northtech Industries, Inc., a Nevada corporation and Millwork Pro, Inc., a Washington corporation.
2.2

Agreement and Plan of Merger, dated march 18, 2009, by and among Northtech Industries, Inc., a Nevada corporation, MillworkPro, Inc., a Washington corporation, and The Finish Company Painting and Carpentry, Inc., a Washington corporation.

3.1	Articles of Incorporation of Northtech Industries Inc., a Nevada corporation
3.2	By-laws of Northtech Industries Inc., a Nevada corporation
10.1	Factoring and Security Agreement, dated October 28, 2008, by and between Associated Marketing Consultants, Inc. and Millwork Pro, Inc., a Washington corporation
10.2	Lease Agreement, dated April 27, 2009, by and between Compleat Sportswear, Inc. and The Finish Company
10.3	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Northtech Industries Inc.
(Registrant)

Date: February 10, 2010	By:	/s/ Michael Grabham
Michael Grabham
Chief Executive Officer

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED ANNUAL FINANCIAL STATEMENTS

September 30, 2009 and December 31, 2008 and 2007

Audited

GEORGE STEWART, CPA
316 17TH AVENUE SOUTH
SEATTLE, WASHINGTON 98144
(206) 328-8554 FAX(206) 328-0383

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Northtech Industries Inc.

I have audited the accompanying balance sheet of Northtech Industries Inc. (A Development Stage Company) as of September 30, 2009 and December 31, 2008, and the related statement of operations, stockholders’ equity and cash flows for the years then ended, the year ended December 31, 2007 and for the period from July 31, 2006 (inception), to September 30, 2009. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northtech Industries Inc., (A Development Stage Company) as of September 30, 2009 and December 31, 2008, and the results of its operations and cash flows for the years then ended, the year ended December 31, 2007 and for the period from July 31, 2006 (inception), to September 30, 2009 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note # 2 to the financial statements, the Company has incurred substantial net losses for the years ended September 30, 2009, December 31, 2008 and 2007. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note # 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ George Stewart

Seattle, Washington
January 13, 2010

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY
(A Development Stage Company)
Consolidated Balance Sheets

	As of September 30,	As of December 31,
	2009	2008

ASSETS
Current Assets
Cash	$23,974	$596
Accounts receivable	364,450	106,781
Prepaid expenses - Deposits	17,087	5,767

Total Current Assets	405,511	113,144

Other Assets
Vehicles and equipment	27,715	8,040
Accumulated depreciation	(13,980)	(2,633)
Total Other Assets	13,735	5,407

TOTAL ASSETS	419,245	118,551

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$343,466	$39,661
Checks in excess of bank balance	-	6,242
Advances from related parties	-	17,500
Accrued expenses	75,173	13,653
Short term notes payable & Factored Receivables	242,334	39,327
Total Current Liabilities	660,974	116,383

Long Term Liabilities
Long Term Debt	$463	$-
Total Long Term Liabilities	463	-

Total Liabilities	661,436	116,383

Stockholders’ Equity
Class A Common Stock, $0.001 stated value,
85,000,000 shares authorized;
9,250,000 in 2008 and 14,200,000 in 2009 shares	14,200	9,250
issued and outstanding, respectively
Class B Common Stock, $0.001 stated value,
5,000,000 shares authorized;
500,000 shares issued and outstanding	500	500
Class A Preferred Stock, no par value,
5,000,000 shares authorized;
no shares issued and outstanding	-	-
Class B Preferred Stock, no par value,
5,000,000 shares authorized;
no shares issued and outstanding	-	-
Additional paid-in capital	343,621	378,466
Deficit accumulated during development stage	(600,513)	(386,048)

Total Stockholders’ Equity	(242,191)	2,168

TOTAL LIABILITIES &
STOCKHOLDERS’ EQUITY	$419,245	$118,551

See Notes to Consolidated Annual Financial Statements

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY
(A Development Stage Company)
Statement of Operations

				July 31, 2006
				(inception)
	Year Ended	Year Ended	Year Ended	Through
	September 30,	December 31,	December 31,	September 30,
	2009	2008	2007	2009

Revenues	$2,073,755	$1,141,286	$1,436,471	$4,907,459

Costs of Revenue
Direct Labor	744,530	378,486	526,995	1,765,966
Subcontractors	496,310	483,018	621,701	1,713,542
Tools & Materials	489,501	26,748	33,490	588,373
Equipment Rental	10,055	-	-	10,761
Other	30,992	37,037	32,210	107,283

Total Costs of Revenue	1,771,388	925,289	1,214,397	4,185,926

Gross Profit (Loss)	302,367	215,997	222,074	721,534

General and Administrative Expenses
Wages & Benefits	263,938	153,237	264,797	709,644
Travel & Entertainment	6,345	958	1,526	9,187
Consultants	46,416	81,073	99,289	235,890
Office & Equipment	32,783	16,653	18,685	70,885
Insurance Expense	32,569	26,549	42,324	105,558
Marketing	15,756	18,684	9,676	45,905
Finance Fees & Interest Expense	65,976	2,939	4,268	76,153
Other Expense	53,049	5,832	7,173	68,735

Total General & Administrative Expenses	516,832	305,926	447,736	1,322,046

Net Income (Loss)	$(214,465)	$(89,929)	$(225,662)	$(600,513)

Basic Earning (Loss) Per Share	$(0.02)	$(0.01)	$(0.02)

Weighted Average Number of
Common Stock Outstanding	12,294,485	9,250,000	9,250,000

See Notes to Consolidated Annual Financial Statements

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY
(A Development Stage Company)
Statement of Changes in Stockholders’ Equity
From July 31, 2006 (Inception) through September 30, 2009

	Common	Common	Additional	Deficit	Total
	Stock	Stock	Paid-in	Accumulated
		Amount	Capital	During
				Development
				Stage
Balance, July 31, 2006	-	$-	$-	$-	$-
Class A Common Stock issued for cash on
October 23, 2006 @ $0.070 per share	2,840,000	2,840	760	-	3,600
Class B Common Stock issued for cash on
October 31, 2006 @ $0.001 per share	400,000	400	-	-	400
Class A Common Stock issued for cash on
December 15, 2006 @ $0.001 per share	6,410,000	6,410	-	-	6,410
Class B Common Stock issued for cash on
December 31, 2006 @ $0.01 per share	100,000	100	900	-	1,000
Net (loss), December 31, 2006	-	-	-	(70,457)	(70,457)
Balance, December 31, 2006	9,750,000	9,750	1,660	(70,457)	(59,047)
Net (loss), December 31, 2007	-	-	-	(225,662)	(225,662)
Balance, December 31, 2007	9,750,000	9,750	1,660	(296,119)	(284,709)
Related Party Debt Forgiveness	-	-	376,806	-	376,806
Net (loss), December 31, 2008	-	-	-	(89,929)	(89,929)
Balance, December 31, 2008	9,750,000	$9,750	$378,466	$(386,048)	$2,168
Class A Common Stock issued for acquisition
On April 14, 2009 @ $0.070 per share	4,900,000	4,900	-	-	4,900
Merger of Finish Co and Millwork Pro	-	-	(39,795)	-	(39,795)
Issuance of common stock from Regulation A	50,000	50	4,950	-	5,000
offering
Net (loss), September 30, 2009	-	-	-	(214,465)	(214,465)
Balance, September 30, 2009	14,700,000	$14,700	$343,621	$(600,513)	$(242,191)

See Notes to Consolidated Annual Financial Statements

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY
(A Development Stage Company)
Statement of Cash Flows

				July 31, 2006
	Year	Year	Year	(inception)
	Ended	Ended	Ended	Through
	September 30,	December 31,	December 31,	September 30,
	2009	2008	2007	2009

CASH FLOWS FROM OPERATING ACTIVITIES

Net Income (Loss)	$(214,465)	$(89,929)	$(225,662)	$(600,513)

Adjustments to reconcile net loss to net cash
Provided by (used in) operating activities:
Depreciation	5,070	1,608	1,025	7,703
Changes in operating assets and liabilities:
(Increase) Decrease Accounts Receivable	(257,669)	(106,781)	44,447	(364,450)
(Increase) Decrease Prepaid Expenses	(11,320)	1,703	73,706	(17,087)
Increase (Decrease) Accounts Payable	303,805	11,534	(58,928)	343,466
Increase (Decrease) Checks in excess of bank balance	(6,242)	6,242	-	-
Increase (Decrease) Advances from related parties	(17,500)	(227,792)	245,292	-
Increase (Decrease) Accrued Expenses	61,520	(11,437)	(21,887)	75,173
Increase (Decrease) Short term notes payable & Factored Receivables	203,007	34,252	(51,443)	242,334

Net cash provided by (used in) operating activities	66,207	(380,600)	6,550	(313,373)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase Fixed Assets	(18,805)	-	(8,040)	(26,845)
Sales of Fixed Assets	5,407	-	-	5,407

Net cash provided by (used in) investing activities	(13,398)	-	(8,040)	(21,438)

CASH FLOWS FROM FINANCING ACTIVITIES

Issuance of common stock	4,950	-	-	14,700
Long term debt	463	-	-	463
Additional paid-in capital	(34,845)	376,806	-	343,621

Net cash provided by (used in) financing activities	(29,432)	376,806	-	358,784

Net increase (decrease) in cash	23,378	(3,794)	(1,490)	23,974

Cash at beginning of period	596	4,390	5,880	-

Cash at end of year	$23,974	$596	$4,390	$23,974

SUPPLEMENTAL DISCLOSURES OF CASH CLOW
INFORMATION

Cash paid during year for:
Interest	$62,939	$1,156	$2,554	$67,512
Income taxes	$-	$-	$-	$-

See Notes to Consolidated Annual Financial Statements

Northtech Industries Inc and Subsidiary
Noted to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 1. Summary of Significant Account Policies

This summary of significant accounting policies of Northtech Industries, Inc. and subsidiary is presented to assist the reader in evaluation the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Description of Business

Northtech Industries, Inc. (“Northtech” or the “Company”) is a holding corporation incorporated in the state of Nevada. It operates in the residential construction services industry through its wholly owned subsidiary Millwork Pro, Inc. (“Millwork Pro” or “Subsidiary”) a Washington State corporation. On April 8, 2009 the Company effected a merger agreement with The Finish Company Painting and Carpentry, Inc, (‘The Finish Company”). The Finish Company merged with and into Millwork Pro. The Company issued 4,900,000 shares of its Class “A” common stock to the shareholders of The Finish Company in exchange for cancellation of their shares of common stock in the Finish Company and The Finish Company merging with and into Millwork Pro. The Company’s business model is to acquire existing operators in selective niches of residential and commercial construction services and build a profitable and growing company. The Company services remodel, commercial and residential builders in key growth markets in the Pacific Northwest. Pursuant to the April 8, 2009 merger, the Company’s subsidiary operates utilizing The Finish Company business name.

The Company’s consolidated revenues were derived entirely from providing paint, tile, millwork installation, and carpet installation products and services for single and multiple family residential homebuilders. The projects are short-term in nature and are billed by the company when completed.

On September, 14, 2009, Northtech Industries changed the fiscal year end from December 31, to September 30. The financial statements for the period ended September 30, 2009 reflect the operations from January 1, 2009 through September 30, 2009.

Basis of Consolidation

The consolidated financial statements include the account of Northtech Industries, Inc. and its wholly-owned subsidiary, Millwork Pro, Inc., DBA The Finish Company. All material intercompany transactions between the Company and its Subsidiary have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

Northtech Industries Inc and Subsidiary
Noted to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 1. Summary of Significant Account Policies, continued

Accounts Receivable

Certain accounts receivable were factored with recourse as of September 30, 2009. Accounts receivable were recorded net of an allowance for doubtful accounts for the years ended September 30, 2009, December 31, 2008 and 2007. All accounts were considered fully collectible, therefore, no allowance was established as of September 30, 2009, December 31, 2008 and 2007, respectively. If amounts become uncollectible, they will be charged to operations when that determination is made.

Advertising

The Company expenses advertising costs as they are incurred. Advertising expense for the years ended September 30, 2009, December 31, 2008 and 2007 was $15,756, $18,684 and $ 9,676, respectively.

Revenue Recognition

The Company recognizes revenues on the completed-contract method. The completed-contract method is used because the typical contract is completed in one month or less, and financial position and results of operations do not vary significantly from those that would result using the percentage-of-completion method. A contract is considered substantially complete at the time of departure from the job site.

Concentrations of Credit Risk

Millwork Pro had one major customer, PCS Millwork, from whom 34% and 60% of revenues were earned for the years ended December 31, 2008 and 2007. The Company was contractually obligated to service the clients of PCS Millwork. All customers were billed through a billing arrangement with PCS Millwork through September 2008. PCS Millwork was owned 100% by a shareholder of the Company. PCS Millwork ceased operation in December 2008. The Finish Company had one major customer, Charter Construction, from whom 13% of revenues were earned for the period ended September 30, 2009.

Stock Based Compensation

The Company uses the fair value based method of accounting prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, for its non-employee stock compensation plan. Under Statement No. 123, compensation expense is determined based on the fair value of the services received.

Vehicles and Equipment

Vehicles and equipment are stated at cost. Gains or losses on dispositions of equipment are included in operation in the year of disposal

Depreciation

Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

Northtech Industries Inc and Subsidiary
Noted to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 1. Summary of Significant Account Policies, continued

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2. Going Concern

As shown in the accompanying financial statements, the Company incurred substantial net losses for the years ended September 30, 2009, December 31, 2008 and 2007. This raises doubt about the Company’s ability to continue as a going concern.

The Company’s future success is dependent upon its ability to raise additional capital to fund its business plan and ultimately to attain profitable operations. There is no guarantee that the Company will be able to raise enough capital or generate sufficient revenues to sustain its operation. Management believes they can raise the appropriate funds needed to support their business plan.

The financial statements do not include any adjustments relating to the recoverability or classification or recorded assets and liabilities that might result should the Company be unable to continue as a going concern. During the period from July 31, 2006 (Inception) through September 30, 2009 the Company has a loss of $600,513.

Note 3. Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements NO 133 and 140,” to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment of Disposal of Long-Lived Assets,” to allow a qualifying special purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

Northtech Industries Inc and Subsidiary
Noted to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 3. Recent Accounting Pronouncements, continued

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” and amendment of FASB Statement NO.140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The Subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity’s first fiscal year beginning after September 15, 2006. This adoption of this statement is not expected to have a significant effect on the Company’s reported financial position or results of operations.

In April 2009, the FASB issued FASB Staff Position 107-1 and Accounting Principles Board 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” (“FSP 107-1”). FSP 107-1 amends SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP 107-1 also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in summarized financial information at interim reporting periods. FSP 107-1 is effective for interim reporting periods ending after June 15, 2009. FSP107-1 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. The Company adopted FSP 107-1 in the second quarter of 2009. FSP 107-1 does not have a material impact on the financial statements.

In April 2009, the FASB issued FASB Staff Positions 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP 115-2 and 124-2”). FSP 115-2 and 124-2 amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP 115-2 and 124-2 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The Company adopted FSP 115-2 and 124-2 in the second quarter of 2009. FSP 115-2 and 124-2 does not have a material impact on the financial statements.

In April 2009, the FASB issued FASB Staff Position 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” (“FSP 157-4”). FSP 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, “Fair Value Measurements,” when the volume and level of activity for the asset or liability have significantly decreased. FSP 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP 157-4 is effective for interim and annual reporting periods ending after June 15, 2009. The Company adopted FSP 157-4 in the second quarter of 2009. FSP 107-1 did not have a material impact on the financial statements.

Northtech Industries Inc and Subsidiary
Noted to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 3. Recent Accounting Pronouncements, continued

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events,” (“SFAS No. 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 applies to both interim financial statements and annual financial statements. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009. SFAS 165 did not have a material impact on the financial statements.

In July 2009, the FASB issued Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles,” (“SFAS 168”). SFAS 168 replaces FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles”, and establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”). SFAS 168 is effective for interim and annual periods ending after September 15, 2009. The Company will begin to use the new Codification when referring to GAAP in its annual report on Form 10-K for the fiscal year ending January 3, 2010. We do not expect the adoption of SFAS 168 to materially impact our financial statements or results of operations.

The Company does not expect the adoption of recently issued accounting pronouncements to have any significant impact on the Company’s results of operations, financial position or cash flow.

As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Note 4. Prepaid Expenses - Deposits

The Company purchased a $14,598 general liability insurance policy with Edemnify Insurance on May 25, 2008. This policy provided coverage for the period May 2008 to May 2009. The policy requires an initial payment of $7,257 and nine monthly premiums of $833. The Company expensed seven month of this policy during the year ended December 31, 2008. The balance in prepaid expenses for this policy at December 31, 2008 was $3,738. The Company also had $2,000 of prepaid legal cost as of December 31, 2008.

The Company purchased a $17,927 a business insurance policy with Pro Builders Insurance on May 31, 2007. This policy provides coverage for the period June 2007 to May 2008. The monthly premium cost for this policy is $1,494 and the Company has expensed seven months of the policy during the period under review. The balance is prepaid expenses for this policy at December 31, 2007 was $7,470.

The Company has $17,087 of Prepaid Expenses – Deposits for the year ending September 30, 2009, which is comprised of retainage deposits from customers, funds received from customers that are to be deposited, and employee advances.

Northtech Industries Inc and Subsidiary
Noted to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 5. Short Term Notes Payable

On May 31, 2007, the Company entered into a note payable for $17,927 with Baytree Finance Company to finance the purchase of business insurance. The note has a stated interest rate of 15.20% . The note consists of an initial down payment of $8,983 and nine monthly installments of $1,058 with the final monthly payment due February 29, 2008. The Company made a total of two and seven payments for the period ended December 31, 2008 and 2007, respectively. The principal balance on this loan at December 31, 2008 and 2007 was $0 and $2,075, respectively.

The Company entered into a note payable for $7,000 to purchase a 2000 Ford Econoline for $7,000 on May 24, 2007. The note is due in $500 monthly installments with no interest for 14 months beginning May 24, 2007. The balance owing at December 31, 2008 and 2007 was $0 and $3,000, respectively.

Note 6. Loan from Factored Receivables, Short Term Loans

The Company entered into a factoring and security Agreement with Associated Marketing Consultants, Inc. d/b/a AMCI finance to obtain short-term working capital by factoring, selling, and assigning to AMCI acceptable accounts receivable at a 2% discount below face value.

The loan from the sale of the receivables is with recourse and is fully secured by the receivables. The loan has a 20% reserve requirement. The loan balance outstanding as of September 30, 2009 was $96,065.

On May 13, 2009, the Company entered into a Business Loan Agreement with Cowlitz Bank, d/b/a Bay Bank, for a $134,000 credit facility, at a prime plus 4.75% interest rate, which matures in February,1, 2010. On September 30, 2009, $125,364 was outstanding. The loan is personally guaranteed by Michael Grabham, President, and secured by a Third Deed of Trust against his personal residence.

Note 7. Income Taxes

The Company has a total federal net operating loss carryforward of $587,209 for The Finish Company operation that is available to offset future taxable income of which $56,047 will expire in 2026, $226,193 will expire in 2027, and $89,929 will expire in 2028. The Company also has start-up costs of $14,410 related to consolidation activities that can be amortized and offset against future taxable income for a period of five years. No income tax expense or corresponding liability has been recorded for the year ended September 30, 2009, December 31, 2008, or 2007. The Company made no cash payments for federal income taxes in the year’s ended September 30, 2009, December 31, 2008, and December 31, 2007.

Deferred income taxes are provided for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Management has determined that no valuation allowance related to deferred tax assets or deferred tax assets or deferred tax liabilities is necessary at September 30, 2009, December 31, 2008, and December 31, 2007.

The Company is incorporated and conducts all business activities in the state of Nevada. The Company, therefore, is not subject to state income tax and, accordingly, no provision has been made.

Northtech Industries Inc and Subsidiary
Noted to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 8. Capital Stock

Each holder of Class ”A” Common Stock shall be entitled to one vote for each share of Class “A” Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the Stockholders of the Company.

Each holder of Class “B” Common Stock shall be entitled to five hundred votes for each share of Class “B” Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of stockholders of the Company.

The holders of Class “A” Common Stock shall be entitled to receive, share for share, with the holders of shares of Class “B” Common Stock, such dividends if, as, and when declared from time to time by the Board of Directors. In the event that such dividend is paid in the form of shares of Common Stock, holders of Class ”A” Common Stock shall receive Class “A” Common Stock and holders of Class “B” Common Stock shall receive Class ”B” Common Stock..

In the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, The holders of Class “A” Common Stock shall be entitled to receive, share for share with holders of Class “B” Common Stock, all the assets of the Company of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

Each share of Class “B” Common Stock shall be convertible into one fully paid and non-assessable share of Class “A” Common Stock at the option of the holder thereof at any time.

The powers, designations, preferences, rights and qualification of the Class “A” and Class “B” preferred shares shall be set by a resolution of the Board of Directors.

Note 9. Increase/decrease in Paid-In Capital

Under generally accepted accounting principles, forgiveness of debt by a related party is viewed as in essence a capital transaction. Accordingly, forgiveness of debt by PCS Millwork is reported in the 2008 financial statements as a $376,806 increase in paid-in capital.

Note 10. Related Party Transactions

The Company had transactions with PCS Millwork in the ordinary course of business during 2007 and 2008. PCS Millwork was owned 100% by a shareholder of the Company. PCS Millwork ceased operation in December 2008.

Total revenues from PCS Millwork for the years ended December 31, 2008 and 2007 were $979,922 and $1,436,471, respectively. The majority of revenues were received from PCS Millwork because PCS Millwork did all of the billing for the Company through September 2008. However, 60% and 40% of the Revenues received from PCS Millwork are outside customers from internal marketing programs for the years ended December 31, 2008 and 2007, respectively. No revenues were recorded from PCS Millwork for the period ending September 30, 2009.

Northtech Industries Inc and Subsidiary
Noted to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 10. Related Party Transactions, continued

The Company received interest-free advances from PCS Millwork equal to Millwork Pro’s monthly losses, if losses occur. The advances were made twice monthly in conjunction with Millwork Pro’s payroll. At December 31, 2007, the company had advances from PCS Millwork totaling $245,292. All advances outstanding as of December 31, 2008 were forgiven by PCS Millwork, and the resulting forgiveness of debt has been recorded as additional paid-in capital in these financial statements in accordance with APB Opinion No. 26.

The Company purchased a 2000 Ford Econoline from an employee for $ 7,000 on May 24, 2007. The note is due in $500 monthly installments with no interest for 14 months beginning May 24, 2007. The balance owing at December 31, 2007 was $ 3,000, and balance owing at December 31, 2008 was $0.

Note 11. Regulation A Offering

2008 and 2009 Offering Pursuant to Regulation A

In December 2008, the Company initiated an offering under Regulation A with the goal of selling up to 2,000,000 shares of Class A Common Stock, at a purchase price of $0.10 per share, for an aggregate offering of up to $200,000.

As of September 30, 2009, the Company had sold 50,000 shares to one accredited investor, at a purchase price of $0.10 per share, for gross proceeds of $5,000.

The net proceeds from the offering under Regulation A, following the payment of offering-related expenses, will be used by us largely to fund the hiring of two staff members (sales, estimator), start our marketing program, upgrade accounting and operations information systems, and for working capital and other general corporate purposes.

The Company has agreed, pursuant to the terms of the subscription agreement with the investors, to provide “piggyback” registration rights.

Note 12. Subsequent Event

January 2010 Private Placement

As of January 13, 2010, the Company had sold an additional 677,000 shares of Common Stock to five accredited investors at a purchase price of $0.10 per share, for gross proceeds of $67,700. As of January 13, 2010, the Company had sold a total of 727,000 shares of Common Stock to six accredited investors at a purchase price of $0.10 per share, for gross proceeds of $72,700.